Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated April 28, 2023, is by and among Natural Gas Services Group, Inc., a publicly traded Colorado corporation (the “Company”), Mill Road Capital III, L.P., a Cayman Islands exempted limited partnership, and Mill Road Capital III GP LLC, a Cayman Islands limited liability company (such parties collectively, the “Mill Road Parties”).

WHEREAS, on March 10, 2023, the Mill Road Parties amended their Schedule 13D (the “13D Amendment”) with respect to the Company to disclose that Mill Road Capital III, L.P. had submitted to the Company a Notice of Intention to Nominate Persons for Election as Directors at the 2023 Annual Meeting of Shareholders of Natural Gas Services Group, Inc. (the “Notice to Nominate”), attaching such Notice to Nominate as an exhibit to the 13D Amendment;

WHEREAS, on the date hereof, the Mill Road Parties beneficially own 912,408 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), or approximately 7.3% of the outstanding shares of Common Stock based on a total of 12,447,614 shares of Common Stock outstanding as of March 28, 2023;

WHEREAS, the Company and the Mill Road Parties have engaged in certain discussions concerning the Company; and

WHEREAS, the Company and the Mill Road Parties desire to enter into an agreement regarding the appointment of two new directors (selected in accordance with the terms hereof) to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mill Road Parties and the Company agree as follows:

1. Board of Directors.

(a) New Directors.

(i) Within one (1) business day following the execution of this Agreement, the Company will accept the previously tendered resignation of [Leslie A. Beyer] from the Board, and the Board and all applicable committees thereof will take (or will cause to be taken) such actions as are necessary to appoint, effective upon or immediately after such resignation, Justin C. Jacobs (“Jacobs”) to the Board as a director standing for re-election at the 2023 Annual Meeting as a director with a term expiring at the Company’s 2026 annual meeting of shareholders. The Company will (i) recommend that the shareholders of the Company vote to elect Jacobs as a director of the Company at the 2023 Annual Meeting and (ii) use its reasonable best efforts to support and solicit proxies for the election of Jacobs to serve for a three-year term in the same manner in which the Company supported and solicited proxies for its director nominees up for election in connection with the Company’s 2022 Annual Meeting.

(ii)    It is hereby acknowledged that a vacancy on the Board exists in connection with the resignation of John W. Chisholm on December 28, 2022. In connection therewith, the Company further agrees that, within one (1) business day following the execution of this Agreement, the Board and all applicable committees thereof will take (or cause to be taken) such actions as are necessary to appoint, substantially contemporaneously with the appointment of Jacobs, Donald J. Tringali (“ Tringali” or the “2025 Director”) to the Board as a director standing for re-election at the 2023 Annual Meeting as a director with a term expiring at the Company’s 2025 annual meeting of shareholders. The Company will (i) recommend that the shareholders of the Company vote to elect Tringali as a director of the Company at the 2023 Annual Meeting and (ii) use its reasonable best efforts to support and solicit proxies for the election of Tringali to serve for a two-year term in the same manner in which the Company supported and solicited proxies for its director nominees up for election in connection with the Company’s 2022 Annual Meeting (both Jacobs and Tringali being referred to herein as the “New Directors”).

(iii)    The Board and all applicable committees thereof will take (or will cause to be taken) such actions as are necessary to nominate Steven C. Taylor (“Taylor”) for re-election at the 2023 Annual Meeting for election as a director with a term expiring at the Company’s 2026 annual meeting of shareholders. The Company will (i) recommend that the shareholders of the Company vote to elect Taylor as a director of the Company at the 2023 Annual Meeting and (ii) use its reasonable best efforts to support and solicit proxies for the election of Taylor to serve for a three-year term in the same manner in which the Company supported and solicited proxies for its director nominees up for election in connection with the Company’s 2022 Annual Meeting. (iii) Other than the New Directors and Taylor, the Company shall not nominate any other person for election or re-election as a director at the 2023 Annual Meeting. The Company represents that no individual other than the New Directors and Taylor has been nominated by the Board or proposed by a shareholder for nomination for election as a director at the 2023 Annual Meeting or a special meeting in lieu thereof. Prior to the appointment of the New Directors to the Board, the Board shall not appoint any other person to the Board.

(iv)    The Board and all applicable committees thereof, based on information provided by each of the Mill Road Parties and Mr. Tringali, as applicable, have determined, on or prior to the date hereof, that each of Messrs. Jacob and Tringali (A) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission and (B) satisfies the Company’s guidelines and policies with respect to service on the Board applicable to all non-management directors.

(b) New Director Information. The Mill Road Parties acknowledge that the New Directors must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s onboarding documentation, consistent with prior years’ practice, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing the New Directors’ eligibility to serve on the Board and independence, consistent with prior years’ practice, and (iv) such written consents reasonably requested by the Company, consistent with prior years’ practice, for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company, consistent with prior years’ practice, of non-management directors of the Company. The Company acknowledges that each of the New Directors has submitted a completed copy of the Company’s standard D&O questionnaire for the 2023 Annual Meeting and provided an acknowledgment that he intends to serve for the full term for which he is elected at the 2023 Annual Meeting.

(c) New Director Agreements, Arrangements and Understandings. The Mill Road Parties agree that neither they nor any of their controlled Affiliates (i) has paid or will pay any compensation to Jacobs or Tringali in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written or oral, with Jacobs or Tringali regarding such person’s service on the Board or any committee thereof; provided, however, that the foregoing shall not prohibit Jacobs from assigning or transferring to a Mill Road Party or an Affiliate any compensation he may receive as a director of the Company, subject to any transfer restrictions required by law or applicable restrictions set forth in any of the Company’s compensation plans under which such compensation was granted or issued. The Mill Road Parties further represent and warrant that they are not a party to any written agreement, arrangement or understanding with Jacobs or Tringali regarding the Company or the Board that has not been disclosed to the Company.

(d) Company Policies. The parties hereto acknowledge that the New Directors, upon appointment to the Board, will be subject to the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related-person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation and other governance guidelines and policies of the Company, including the Company’s Articles of Incorporation (as amended) and the Company’s Bylaws (as amended) (collectively, the “Organizational Documents”), as well as the Company’s Corporate Governance Guidelines (collectively, “Company Policies”), and will have the same rights and benefits, including with respect to insurance, indemnification, advancement of expenses, preparation and filing with the SEC, at the Company’s expense, of any Forms 3, 4 and 5 under Section 16 of the Exchange Act and compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period (as defined below) will, prohibit any member of the Board from communicating with the Mill Road Parties, subject to such director’s compliance with applicable law, observance of his or her confidentiality obligations, fiduciary duties and obligations to the Company and other Company policies and practices generally applicable to non-management directors of the Company. Promptly following the entry into this Agreement, the Mill Road Parties and the Company shall negotiate in good faith and enter into a reasonable and customary nondisclosure agreement permitting information to be communicated to the Mill Road Parties by members of the Board and others, and the Company agrees that no member of the Board shall violate his or her fiduciary obligations to the Company on account of any communications with the Mill Road Parties that is in compliance with the terms of such nondisclosure agreement.

(e) Termination. The Company’s obligations under this Section 1 will terminate, and the Mill Road Parties will have no rights under this Section 1, upon any material breach of this Agreement by any Mill Road Party or other Restricted Person acting on behalf of a Mill Road Party upon five business days’ written notice by the Company to the Mill Road Parties and such breach has not been cured within five business days of the Mill Road Parties’ receipt of such written notice; provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or during such notice period.

(f) Replacement New Director. Subject to the following sentence of this Section 1(f), if either New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Cooperation Period and at such time the Mill Road Parties have aggregate beneficial ownership of shares of Common Stock equivalent to a “net long position” of at least five percent (5%) of the outstanding shares of Common Stock as of the date of this Agreement (the “Minimum Ownership Threshold”), the Company and the Mill Road Parties shall, subject to the Company’s approval, such approval not to be unreasonably delayed, withheld or conditioned, designate a substitute director (the “Replacement New Director”), and the Board and all applicable committees thereof shall take (or shall cause to be taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company and as a member of each committee on which the replaced New Director served for the remainder of the New Director’s term, subject to any applicable reelection requirements required by law, stock exchange rules, or the Company’s organizational documents; provided, that, in the case of any appointment to a committee, such Replacement New Director satisfies any applicable legal or regulatory requirements for serving on such committee. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. Prior to the appointment of the Replacement New Director pursuant to this Section 1(f), the Board (and all applicable committees thereof) shall have determined that such Replacement New Director (A) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the SEC, and (B) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(d)).

(g) Independence Status. If at any time during the term of this Agreement, the Mill Road Parties (together with their Affiliates) have beneficial ownership of, or aggregate economic or voting rights to, more than 9.99% of the Common Stock outstanding at such time, then the Mill Road Parties and New Directors will, in good faith and in conjunction with the other members of the Company’s Board, consider the independence of Jacobs and, if the Board determines that Jacobs is no longer an independent director under the rules of the NYSE, then the Board will expand the size of the Board and add an additional independent director or take such other action as it determines to be necessary to comply with the rules of the NYSE.

2. Cooperation.

(a) Non-Disparagement. Each of the Mill Road Parties and the Company agrees that, from the date of this Agreement until the date that is (i) one day after the notice deadline under the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) for the nomination by shareholders of non-proxy access director candidates for election to the Board at the 2025 Annual Meeting, without regard to any extension of such deadline by virtue of the proviso in the Bylaws for a change in the date of the annual meeting (the “Notice Deadline”), or (ii) if, and only if, the Company does not irrevocably agree with the Mill Road Parties, in writing, at least 60 days prior to the Notice Deadline, to re-nominate and support the 2025 Director for election at the 2025 Annual Meeting to continue to serve as a director of the Company for an additional term, the date that is 30 days prior to the Notice Deadline (such period, the “Cooperation Period”), the Company and the Mill Road Parties will refrain from making, and will cause each of their respective controlled Affiliates and each of their and their controlled Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) acting on their behalf not to make or cause to be made any public statement or announcement that constitutes an ad hominem attack on, or that otherwise defames or slanders (i) in the case of any such statements or announcements by the Mill Road Parties or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the Mill Road Parties or their Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Company, its business or the Board concerning Covered Persons of the Company and its Affiliates), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the Mill Road Parties and their Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the Company or its Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Mill Road Parties or their business concerning Covered Persons of the Mill Road Parties). The foregoing will not (x) restrict the ability of any person to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications (1) among the Mill Road Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, or (2) by the Mill Road Parties or their Affiliates to their limited partner investors or potential limited partner investors (or equivalent) (provided, that, in the case of this clause (y)(2), any such private communications are limited to factual statements that do not otherwise violate the terms of this Section 2(a) and are consistent with prior practice).

(b) Voting. During the Cooperation Period, the Mill Road Parties will cause all shares of Common Stock that the Mill Road Parties or any of their controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of shareholders of the Company held during the Cooperation Period, (ii) against any shareholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, and (iii) against any proposals or resolutions to remove any member of the Board.

(c) Standstill. During the Cooperation Period, the Mill Road Parties will not, and will cause their controlled Affiliates and their collective Covered Persons acting on their behalf (collectively with the Mill Road Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:

(i) [reserved];

(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor) (it being understood that this clause (A) does not apply to any action by Jacobs in his capacity as a director of the Company), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1 (it being understood that this clause (B) does not apply to any action by Jacobs in his capacity as a director of the Company), (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others, the removal of any member of the Board, or (E) conduct a referendum of shareholders of the Company or engage in any “withhold” or similar campaign;

(iii) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act but without giving effect to any of the exclusions from such definition under SEC rules, including the exclusion relating to solicitations of ten or fewer shareholders) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies (it being understood that this Section 2(c)(iii) does not apply to any solicitation by or on behalf of the Company);

(iv) except as may be required by applicable law or regulation, publicly announce its voting or consent intentions or votes as to matters submitted to a shareholder vote during the Cooperation Period;

(v) take any action in support of or make any proposal, announcement or request, either publicly or in a manner intended to result in or require public disclosure, with respect to, any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1;

(vi) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Common Stock, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(vii) form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any shares of Common Stock or securities convertible into shares of Common Stock, other than solely with Affiliates of the Mill Road Parties with respect to any shares of Common Stock or securities convertible into shares of Common Stock now or hereafter owned by them;
(viii) enter into a voting trust, arrangement or agreement, or subject any shares of Common Stock or securities convertible into shares of Common Stock to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Mill Road Parties, or (C) granting proxies in solicitations approved by the Board;

(ix) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(x) institute, solicit, knowingly assist or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) on the basis of any claim known by the Mill Road Parties as of the date hereof (it being understood that this Section 2(c)(x) does not apply to any action by Jacobs in his capacity as a director of the Company); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(xi) make any disclosure or announcement, either publicly or in a manner intended to result in or require public disclosure, regarding any intent, purpose, or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, its assets or this Agreement, except in a manner consistent with the Press Release and the other provisions of this Agreement;

(xii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);

(xiii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which is intended to result in a public announcement or disclosure of such request or proposal; or

(xiv) directly invest in more than five percent of the voting equity securities of any of USA Compression Partners, LP, a Delaware limited partnership, Archrock, Inc., a Delaware corporation, CSI Compressco LP, a Delaware limited partnership, or Enerflex Ltd., a Canadian corporation (together, the “Public Competitors”) or permit Jacobs (so long as he is a Covered Person of Mill Road) to serve as a member of the Board of Directors of any competitor. For purposes of this Agreement, the term “competitor” shall mean any Public Competitor or any other person or entity whose primary business is that of manufacturing, selling, leasing, and renting of natural gas compressors to oil and gas companies.

The Restricted Persons will instruct their respective Representatives acting on their behalf to comply with this Section 2(c) and any failure by such Representatives to comply with such instructions will be deemed a breach by the Mill Road Parties of this Section 2(c).

The restrictions in this Section 2 will terminate automatically upon:

(A) the public announcement by a third party of a proposed Extraordinary Transaction involving the Company; provided, however, that if such third-party Extraordinary Transaction and all other proposed Extraordinary Transactions publicly announced thereafter by other third parties, if any, are abandoned or terminated prior to consummation or closing of any such transaction, then the restrictions in this Section 2 shall be reinstated and continue in effect (subject to subsequent expiration or termination in accordance with the terms of this Section 2), unless, prior to the abandonment or termination of all such third-party Extraordinary Transactions, the Mill Road Parties (or an Affiliate of any of them) shall have publicly announced a proposed Extraordinary Transaction and shall not have abandoned or terminated such Extraordinary Transaction; or

(B) the fifth (5th) business day after written notice by any of the Mill Road Parties to the Company of any material breach of this Agreement by the Company (including a failure by the Company to comply with its obligations in Section 1 to appoint or nominate any New Director, as applicable, or appoint any Replacement New Director, if applicable, to the Board in accordance with Section 1, a failure to perform any of the actions contemplated in Section 1(f) or a failure by the Company to issue the Press Release in accordance with Section 3), if such breach has not been cured within such notice period; provided, that the Mill Road Parties (i) specify in such written notice, in reasonable detail, the material breach on which they are relying to terminate their obligations under this Section 2 and (ii) are not in material breach of this Agreement at the time such notice is given or during the notice period.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime ), (B) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not undertaken for the primary purpose of requiring the Company or the Mill Road Parties to make public disclosure of the contents of such communications, (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or a competitor or (E) complying with any applicable law or regulation. Furthermore, for the avoidance of doubt, nothing in this Agreement will be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties.

3. Public Announcement. Promptly following the execution of this Agreement, the Company will publish a press release in substantially the form previously agreed by counsel to the Company and the Mill Road Parties prior to the date of this Agreement (the “Press Release”). During the Cooperation Period, neither the Company nor the Mill Road Parties will make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as a party may determine to be required by law or the rules of any stock exchange or with the prior written consent of the other party. The Mill Road Parties acknowledge and agree that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K within four business days of the execution of this Agreement. The Company acknowledges and agrees that the Mill Road Parties will file this Agreement and/or the Press Release with the SEC as exhibits to an amendment to its Schedule 13D promptly after the execution of this Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to the Mill Road Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this

Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the Mill Road Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company do not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound; and (d) the Company has not made any offers to candidates for the permanent Chief Executive Officer or Chief Financial Officer positions and the New Directors, as members of the Board, shall be involved in the identification of, negotiations with, and hiring of the candidates for these two positions.

5. Representations and Warranties of the Mill Road Parties. The Mill Road Parties represent and warrant to the Company as follows: (a) the Mill Road Parties have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Mill Road Parties, constitutes a valid and binding obligation and agreement of the Mill Road Parties and, assuming the valid execution and delivery hereof by the Company, is enforceable against the Mill Road Parties in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Mill Road Parties do not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Mill Road Parties or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to any organizational document of any Mill Road Party; (d) the Mill Road Parties are shareholders of the Company and the information set forth in the Notice to Nominate with respect to the number of shares of Common Stock beneficially owned by the Mill Road Parties, any derivative or other economic arrangements in place with respect to the Company, and the manner in which such shares of Common Stock are held, is true, accurate and complete in all material respects as of the date of this Agreement; and (e) to the knowledge of the Mill Road Parties after reasonable inquiry, there is no legal or contractual restriction that would prohibit the New Directors from serving on the Board.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Mill Road Parties and their Affiliates or Representatives, on the other hand, will be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person will not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, with respect to the Mill Road Parties, “Affiliates” will not include any portfolio company of the Mill Road Parties or their Affiliates, provided that such portfolio companies are not acting on behalf of or in concert with the Mill Road Parties or their Affiliates with respect to the Company;

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Common Stock” means the Company’s common stock, par value $0.01 per share;

(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets);

(g) the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;

(h) the terms “person” or “persons” will be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization or other entity of any kind or nature;

(i) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(j) the term “SEC” means the U.S. Securities and Exchange Commission; and

(k) the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

Natural Gas Services Group, Inc.
404 Veterans Airpark Lane, Suite 300
Midland Texas 79705

Attention: Chief Executive Officer
Email: steve.taylor@ngsgi.com

with a copy to (which will not constitute notice to the Company):

Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Email: dthayer@joneskeller.com

if to the Mill Road Parties:

Mill Road Capital III, LP
382 Greenwich Avenue, Suite One
Greenwich, CT 06830

Attention: Justin Jacobs
Email: jjacobs@millroadcapital.com

with a copy to (which will not constitute notice to the Mill Road Parties):

Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention: John D. Hancock, Esq.

Email: jhancock@foleyhoag.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. [RESERVED]

9. Expenses. The Company shall reimburse the Mill Road Parties for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) that have been incurred since October 15, 2022 and prior to the date of this Agreement and that are related to the nomination of directors of the Company by the Mill Road Parties, in an amount not to exceed $350,000 in the aggregate.

10. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Mill Road Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, each of the Company and the Mill Road Parties agree to the grant of an injunction or injunctions in favor of the other party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE MILL ROAD PARTIES AGREE THAT: (I) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (II) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (III) THE BREACHING PARTY AGREES TO WAIVE (AND HEREBY WAIVES) ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b) Each of the Company and the Mill Road Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located in Denver County, Colorado (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, will be valid and sufficient service thereof.

(c) Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. No party hereto will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement will have no further force and effect. Notwithstanding the foregoing, Sections 6 to 17 will survive termination of this Agreement, and no termination of this Agreement will relieve either party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto will be bound by any contractual obligation to any other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by the parties hereto and delivered to the other parties hereto (including by means of electronic delivery).

14. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Mill Road Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of, in the case of a Mill Road Party, the Company, or in the case of the Company, the Mill Road Parties, and any assignment in contravention hereof will be null and void.

15. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Mill Road Parties.

17. Interpretation and Construction. Each of the Company and the Mill Road Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each of the Company and the Mill Road Parties and their respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto will be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the Mill Road Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC will be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference will be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule (other than rules promulgated by the SEC) or statute as from time to time amended, modified or supplemented.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date hereof.

MILL ROAD CAPITAL III, L.P.

By: Mill Road Capital III GP LLC, its General Partner

By: /s/ Justin C. Jacobs
Name: Justin C. Jacobs
Title: Management Committee Director

MILL ROAD CAPITAL III GP LLC

By: /s/ Justin C. Jacobs
Name: Justin C. Jacobs
Title: Management Committee Director

NATURAL GAS SERVICES GROUP, INC.

By: /s/ Stephen C. Taylor
Name: Stephen C. Taylor
Title: Chairman and Interim CEO and President